Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

DR. EVA FELDMAN, PRINCIPAL INVESTIGATOR, PRESENTS INTERIM SAFETY RESULTS FOR NEURALSTEM ALS TRIAL

ROCKVILLE, Maryland, April 12, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced that Eva Feldman, M.D., Ph.D., Principal Investigator of the Phase I safety trial of Neuralstem’s human spinal cord stem cells (HSSC) in amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), and unpaid Neuralstem consultant, presented interim safety data on the first nine patients. Dr. Feldman reported yesterday at the American Academy of Neurology (AAN American Academy of Neurology (AAN) Annual Meeting (http://www.aan.com/go/am11) that all nine ALS patients remain alive and that there were no unresolved serious adverse reactions related to surgery. Of the three ambulatory patients who were treated, all remain ambulatory with no serious adverse events secondary to surgery.

“We are delighted. This data demonstrates it is feasible to transplant stem cells directly into the spinal cord of patients with ALS using the procedure and device we developed for this trial, ” commented Dr. Feldman¸ who is also Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System. “This groundbreaking work has never been done before, and we are thrilled that it can be done safely.”

In this group of nine male patients, ranging in age from 37-to-66 years, with ALS  duration at the time of surgery ranging from 1-to-12 years, the first six were non-ambulatory with complete paralysis. Of these, four out of six experienced transient neuropathic pain in the spinal dermatomes near the injected area within 24 hours of the procedure, which resolved with no treatment. Three out of the six experienced adverse events secondary to immunosuppression, which were resolved via dose adjustment in two cases and discontinuance in the third. One patient experienced a pulmonary embolism 19 days post-surgery secondary to an iliac vein thrombosis, unlikely related to the cells. All adverse events were resolved. In the group of ambulatory patients, all three remain ambulatory and experienced no serious adverse events secondary to surgery.

“It has been 15-to-4 months since the first nine patients have received the cells,” said Karl Johe, Ph.D., Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors.  “There have been no adverse reactions possibly or probably or definitely related to the cells.  This indicates that the trial is proceeding as smoothly as can be hoped for. It is designed for transplantation to progress up to the cervical region of spinal cord as safety is demonstrated in the lumbar region,” Dr. Johe continued. “With SMB and FDA review of the safety data from the 12 patients due to be completed in the next month, we hope to begin transplanting ALS patients in the cervical region this summer.”

“This is significant and, we believe, compelling safety data,” said Richard Garr president and CEO of Neuralstem. “It represents the first safety results from the world’s first ALS neural stem cell trial, as well as the first data from Neuralstem’s ongoing clinical programs. We believe it also validates our proprietary Spinal Injection Platform for the safe intraspinal delivery of our cells.  We  remain deeply indebted to the patients and their families who are participating in the study.”

About the Study

Safety results were presented on nine patients in an ongoing Phase I study to evaluate the safety of Neuralstem’s spinal cord stem cells (HSSC’s), as well as the transplantation technique, in the treatment of ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease).

Of these nine patients, the first six (Cohort A) were all non-ambulatory with permanent paralysis. The first of these was treated on January 20, 2010. Successive surgeries have followed at the rate of one every one-to-two months. The first three patients (Cohort A1) were treated with five unilateral HSSC injections in L2-L4 lumbar segments, while the next three patients (Cohort A2) received 10 bilateral injections in the same region. The next three patients (Cohort B) were all ambulatory and received five unilateral injections in the L2-L4 region.  Since then, two more ambulatory patients have been transplanted, each receiving 10 injections in the same spinal region. Their data was not included in the interim results.

This Phase I safety trial is designed to enroll up to 18 patients. If approved by the FDA and the trial’s safety monitoring board (SMB), the trial will progress to cervical transplantation in the summer of 2011.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced a FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder.  Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010.

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